Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

OXFORD RESOURCE FINANCE CORPORATION

The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is his act and deed and that the facts herein stated are true.

The entire Certificate of Incorporation is set forth below:

FIRST: The name of the corporation is Oxford Resource Finance Corporation.

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the corporation’s registered agent as such address is The Corporation Trust Company.

THIRD: The nature of the business to be conducted or promoted by the corporation and the purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

SIXTH: The name and mailing address of the sole incorporator is:

Daniel M. Maher	41 South High Street, Suite 3450

Columbus, Ohio 43215

SEVENTH: The number of directors of the corporation shall be as provided in the bylaws of the corporation, as the same may be amended from time to time. The name of the persons who shall serve as the initial directors of the corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

Charles C. Ungurean	41 South High Street, Suite 3450 Columbus, Ohio 43215

Jeffrey M. Gutman	41 South High Street, Suite 3450 Columbus, Ohio 43215

Daniel M. Maher	41 South High Street, Suite 3450 Columbus, Ohio 43215

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this paragraph shall be prospective and shall not affect the rights under this paragraph in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

NINTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the officer or director arising by reason of the fact that such person is or was an officer or director of the corporation. The indemnification provided in this paragraph shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

The undersigned has hereunto set his hand this 11th day of October, 2011.

/s/ Daniel M. Maher
Daniel M. Maher, Sole Incorporator